UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 5, 2025
Date of Report (date of earliest event reported)

Ekso Bionics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Glacier Point, Suite A San Rafael California		94901
(Address of Principal Executive Offices)		(Zip Code)

(510) 984-1761
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Award Grants

On November 5, 2025, in order to assist in retention and to help motivate each of Scott Davis, Jerome Wong and Jason Jones (each, an “Executive”) to drive stockholder growth and achieve the Company’s strategic goals, the board of directors of Ekso Bionics Holdings, Inc. (the “Company”) approved the following equity awards grants: (A) an award of restricted stock units (“RSUs”) to each of Messrs. Davis, Wong and Jones covering 80,000, 19,500 and 15,000 shares of the Company’s Common Stock, respectively, and (B) an award of phantom performance-based RSUs (“Phantom PSUs”) to each of Messrs. Davis, Wong and Jones covering 185,000, 40,000 and 32,000 notional shares of the Company’s Common Stock, respectively. Each award of RSUs and Phantom PSUs was granted under and subject to the terms of the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”) and an award agreement thereunder.

Each award of RSUs was fully vested as of the date of grant and is subject to the terms of the Company’s standard form of RSU award agreement.

Each award of Phantom PSUs is scheduled to vest upon achievement of each of the following two performance requirements within the five-year period following the date of grant, in each case subject to the applicable Executive’s continued employment through the applicable date of achievement: (i) the occurrence of a Change in Control (as defined in the Plan), and (ii) achievement of a Stock Price (as defined below) of at least $7.50.

“Stock Price” means either (i) the average closing price of a share of Company capital stock as reported on the securities exchange constituting the primary market for the Company’s capital stock for any consecutive five trading day period occurring in the three month period immediately preceding the occurrence of a Change in Control, or (ii) the closing price of a share of Company capital stock on the Change in Control date.

Upon vesting, the Phantom PSUs will be settled only in cash and not in shares of Company Common Stock.

The foregoing description of each award of Phantom PSUs is not complete and is qualified in its entirety by reference to the full text of the form of Phantom Performance-Based Restricted Stock Unit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Change in Control and Severance Agreements

On November 5, 2025, the Company entered into a Change in Control and Severance Agreement (a “Severance Agreement”) with each Executive. Each Severance Agreement supersedes all prior understandings with respect to severance benefits entered into between the Company and the applicable Executive.

In the event of a termination of employment by the Company other than for Cause (as defined in each Severance Agreement), but excluding a termination by reason of death or disability, which occurs other than within the period commencing on and ending twelve months following a Change in Control, the Severance Agreements provide for continuing payment of base salary over a period of 6 months (or 9 months with respect to Mr. Davis) in accordance with the Company’s normal payroll procedures.

In the event of a termination of employment either (A) by the Company other than for Cause, but excluding a termination by reason of death or disability, or (B) by the Executive’s resignation for Good Reason (as defined in each Severance Agreement), in either case within the Change in Control Period, the Severance Agreements provide for the following severance payments or benefits (i) a single lump sum payment equal to 9 months’ base salary (or 18 months’ with respect to Mr. Davis), (ii) payment or reimbursement of the cost of premiums for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the Executive and his eligible dependents for a period of 9 months (or 18 months with respect to Mr. Davis), and (iii) full vesting acceleration and exercisability for all Company equity awards held by an Executive that are subject to time-based vesting requirements.

Payment of amounts under the Severance Agreements are subject to the effectiveness and non-revocation of a release of claims by an applicable Executive in favor of the Company.

Additionally, any amounts which would be paid pursuant to the Severance Agreements, or otherwise, which would otherwise be subject to the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, will either (A) be paid in full, or (B) if such reduction would lead to a better after-tax result, reduced so that no portion of such payments will be subject to such excise tax.

The foregoing description of the Severance Agreements is not complete and is qualified in its entirety by reference to the full text thereof, copies of which are filed as Exhibits 10.2, 10.3 and 10.4 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit	Description
10.1	Amended and Restated 2014 Equity Incentive Plan Form of Phantom Performance-Based Restricted Stock Unit Agreement
10.2	Change in Control and Severance Agreement, dated November 5, 2025, by and between the registrant and Scott G. Davis
10.3	Change in Control and Severance Agreement, dated November 5, 2025, by and between the registrant and Jerome Wong
10.4	Change in Control and Severance Agreement, dated November 5, 2025, by and between the registrant and Jason Jones
104	Coverage Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.
By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

Dated:	November 7, 2025